As filed with the Securities and Exchange Commission on June 10, 2021

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Perma-Pipe International Holdings, Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	36-3922969 (I.R.S. Employer Identification No.)

6410 W. Howard Street, Niles, Illinois (Address of principal executive offices)	60714 (Zip Code)

Perma-Pipe International Holdings, Inc. 2021 Omnibus Stock Incentive Plan (Full title of the plan)

David J. Mansfield
President and Chief Executive Officer
Perma-Pipe International Holdings, Inc.
6410 W. Howard Street
Niles, Illinois 60714
(847) 966-1000
(Name, address and telephone number, including
area code, of agent for service)
Copy to: Steven R. Barth Spencer T. Moats Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                       Accelerated filer  ☐
Non-accelerated filer  ☐   Smaller reporting company  ☒
                   Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	500,000 shares	$7.01	$3,505,000	$383
(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Stock Exchange on June 7, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
The following documents previously filed with the Commission by Perma-Pipe International Holdings, Inc. (hereinafter referred to as the “Company”) are hereby incorporated herein by reference:
(a)	The Company’s Annual Report on Form 10-K for the year ended January 31, 2021.
(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2021.
(c)	The Company’s Current Reports on Form 8-K filed on April 19, 2021 as amended by the Company’s Current Report on Form 8-K/A filed on April 22, 2021, and on May 27, 2021.
(d)
The description of the Company’s common stock contained in the Registration Statement of MFRI, Inc., the Company’s predecessor, on Form 8-A filed on March 13, 1990, and any amendment or report updating that description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4.   Description of Securities.
Not applicable.
Item 5.   Interests of Named Experts and Counsel.
Not applicable.
Item 6.   Indemnification of Directors and Officers.
The Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that the Company will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), which prohibits the Certificate of Incorporation from limiting the liability of its directors for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under the DGCL. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
Under the Company’s Fifth Amended and Restated Bylaws (the “Bylaws”), the Company is required to indemnify its officers or directors to a greater extent than under the current provisions of the DGCL. The Bylaws generally provide that the Company’s directors and officers will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that such person did not engage in conduct that constitutes a “Breach of Duty” (as defined in the Bylaws). Breach of Duty generally means that such director or officer breached or failed to perform his or her duties to the Company, and such breach of or failure to perform those duties constituted: (i) a breach of his or her duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) a violation of Section 174 of the DGCL, or (iv) a transaction from which such director or officer derived a material improper direct personal financial profit (unless such profit is determined to be immaterial in light of all the circumstances), as further detailed in the Bylaws. The Bylaws also provide that the Company is required to advance expenses to the Company’s directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified, provided such director or officer supplies the Company with a written certificate stating that he or she believes in good faith that he or she has met the applicable standard of conduct and that he or she will repay such advances in the event it is ultimately determined that such director or officer is not entitled to be indemnified for such amounts.
In addition to the indemnification required in the Certificate of Incorporation and Bylaws, the Company has entered into indemnification agreements with each of its directors and officers. These agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines and amounts paid in settlement resulting from, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, an “Action”), by reason of the fact that such person is or was the Company’s director or officer, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director or officer requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the Company’s best interests or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys’ fees, arising from the investigation of any claim, preparation for the defense or defense or settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director or officer, provided that the director or officer shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the Company or other parties (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the indemnification agreement. The indemnification agreements provide that the rights of a director or officer under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements or otherwise.
The Company believes that the provisions of the Certificate of Incorporation, Bylaws, and indemnification agreements described above are necessary to attract and retain qualified persons as directors and officers. The Company also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Certificate of Incorporation, Bylaws, and indemnification agreements may discourage stockholders from bringing a lawsuit against the directors for breach of their fiduciary duties. Such provisions may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.
Item 7.   Exemption from Registration Claimed.
Not Applicable.
Item 8.  Exhibits.
Exhibit Number	Description
(4.1)	Certificate of Incorporation of Perma-Pipe International Holdings, Inc. [Incorporated by reference to Exhibit 3.3 to Registration Statement No. 33-70298]
(4.2)
Certificate of Amendment to Certificate of Incorporation of Perma-Pipe International Holdings, Inc. [Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 20, 2017]

(4.3)	Fifth Amended and Restated By-Laws of Perma-Pipe International Holdings, Inc. [Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on May 6, 2019]

(4.4)	Specimen Common Stock Certificate [Incorporated by reference to Exhibit 4 to Registration Statement No. 33-70794]
(4.5)	Perma-Pipe International Holdings, Inc. 2021 Omnibus Stock Incentive Plan [Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 16, 2021]
(5)	Opinion of Foley & Lardner LLP
(23.1)	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)
(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit 5 hereto)
(24)	Power of Attorney (included on the signature page hereto)

Item 9.  Undertakings.
(a) The undersigned Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niles, State of Illinois, as of the 10th day of June, 2021.
PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

By:  /s/ David J. Mansfield
David J. Mansfield
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of June 10th, 2021.  Each person whose signature appears below constitutes and appoints David J. Mansfield and D. Bryan Norwood, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ David J. Mansfield David J. Mansfield	President and Chief Executive Officer and Director (Principal Executive Officer and Director)

/s/ D. Bryan Norwood D. Bryan Norwood	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ David S. Barrie David S. Barrie	Director and Chairman of the Board of Directors

S-1

Signature	Title

/s/ Cynthia A. Boiter Cynthia A. Boiter	Director

/s/ David B. Brown David B. Brown	Director

/s/ Jerome T. Walker Jerome T. Walker	Director

S-2